Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS SECOND QUARTER 2018 RESULTS

COLUMBUS, Ohio - August 8, 2018 - Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding” or the “Company”) today announced results for the second quarter ended June 30, 2018.

The Company recorded significant sales growth in the second quarter and the first half of 2018 driven by the first quarter 2018 acquisition of Horizon Plastics International, Inc. (“Horizon Plastics”) and increased demand from North American heavy-duty truck customers. Net sales increased $21.2 million or 45% and $47.5 million or 57% for the second quarter and first half 2018 compared to the same periods last year, primarily due to increased product sales offset by lower tooling sales. Net product sales increased 77% and 71% for the second quarter and year-to-date 2018 versus the same periods of 2017. Excluding Horizon Plastics, net product sales increased 28% and 26% for the second quarter and year-to-date 2018 versus the same period of 2017.

Although sales increased, the Company’s net income declined to $0.4 million and $1.0 million for the second quarter and year-to-date 2018 compared to net income of $2.2 million and $3.8 million for the second quarter and first half 2017. “We are disappointed in our inability to convert our increase in sales into higher profits,” said Kevin Barnett, President and Chief Executive Officer. “The rapid increase in customer demand, tight labor markets and numerous new product launches have challenged the Company’s operations resulting in higher costs and lower operational efficiency,” Barnett added.

Second Quarter 2018 Compared to Second Quarter 2017:

•	Net sales were $68.6 million compared to $47.4 million.

•	Product sales were $65.2 million compared to $36.8 million.

•	Gross margin was 11.5% compared to 15.5%.

•	Selling, general and administrative expenses were $6.5 million compared to $4.2 million.

•	Operating income was $1.4 million compared to $3.2 million.

•	Net income was $0.4 million, or $0.06 per diluted share, compared with net income of $2.1 million, or $0.28 per diluted share.

First Half 2018 Compared to First Half 2017:

•	Net sales were $131.6 million compared to $84.1 million.

•	Product sales were $124.9 million compared to $73.1 million.

•	Gross margin was 12.0% compared to 16.4%.

•	Selling, general and administrative expenses were $13.2 million compared to $8.1 million.

•	Operating income was $2.5 million compared to $5.7 million.

•	Net income was $1.0 million, or $0.12 per diluted share, compared with net income of $3.8 million, or $0.50 per diluted share.

Second quarter and first half 2018 gross margin was negatively affected by operational inefficiencies and higher costs including increased hiring, training, wages, overtime, non-local third party contract labor, including travel and local lodging, scrap, rework, expedited premium shipping, customer charges, returns, repairs and maintenance, and raw material costs.

Exhibit 99.1

Selling, general and administrative expenses increased in the second quarter and first half of 2018, compared to the same periods of 2017, primarily due to the Horizon Plastics acquisition and higher labor and professional fees. As a result of the Horizon Plastics acquisition, the Company incurred ongoing operating costs of the new entity along with amortization costs for acquired intangible assets. The Company also incurred one-time acquisition transaction costs in January 2018 of $1.3 million.

The one-time acquisition transaction costs negatively impacted net income by $0.9 million ($1.3 million pre-tax), or $0.12 per share for the first half of 2018. Excluding the one-time costs, the Company’s net income for the first half of 2018 would have been $1.9 million, or $0.24 per diluted share. The Horizon Plastics acquisition, excluding one-time transaction costs, contributed earnings of $.13 and $.20 per dilutive share for the quarter and first half of 2018, respectively.

Financial Position at June 30, 2018:

•	Total assets of $190.5 million.

•	Total debt of $43.4 million.

•	Stockholders’ equity of $103.6 million.

The Company’s debt to equity ratio is 42%. The Company’s debt obligations contain covenant provisions related to leverage and fixed charge coverage. As of June 30, 2018, the Company was in compliance with its debt covenants. As a result of lower earnings in the second quarter and first half 2018, the margin by which the Company exceeds its covenant limits has declined. Continued lower earnings will put debt covenant compliance at risk in the future. In order to meet future covenant obligations, the Company is aggressively working to improve operational performance and profitability and has started discussions with the Company’s banks related to debt covenant and restructuring options, if necessary. Until financial performance improves, the Board has suspended quarterly dividend payments.

Outlook
Barnett stated, “Looking ahead to the remainder of 2018, we expect continued sales growth due to the acquisition of Horizon Plastics and further increases in the Company’s largest market, North American heavy-duty truck. Industry analysts are projecting 2018 heavy-duty truck productions levels to be approximately 316,000 units, which is at the high end of historical annual production volumes.”
Barnett continued, “We expect the high level of industry demand to continue to create challenges for our operations. We are aggressively focused on performance improvement plans including programs for further hiring, training and retention of our workforce, adding further technical resources and outside consulting support, negotiating customer price increases, possible temporary or permanent move of business to other manufacturers and investments to increase and improve equipment capacity and reliability. We are diligently implementing changes necessary to improve and restructure our operations for long-term profitability.”

About Core Molding Technologies, Inc.
Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of thermoset and thermoplastic products. The Company produces high quality molded products, assemblies and SMC materials for varied markets, including medium and heavy-duty trucks, automotive, marine, home improvement, water management, agriculture, construction and other commercial markets. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of SMC, bulk molding compounds (BMC), resin transfer molding (RTM), liquid molding of dicyclopentadiene (DCPD), spray-up and hand-lay-up, glass mat thermoplastics (GMT), direct long-fiber thermoplastics (D-LFT) and structural foam and web injection molding. Core Molding Technologies has its headquarters in Columbus, Ohio, and operates production facilities in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; Matamoros and Escobedo, Mexico; and Cobourg, Ontario, Canada. For further information, visit the company's website at www.coremt.com.

Exhibit 99.1

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control.  Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “encouraged,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries (including changes in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico and Canada; dependence upon certain major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; labor availability; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company's ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions, including the recent acquisition of Horizon Plastics; the risk that the integration of Horizon Plastics may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from acquisition of Horizon Plastics may not be fully realized within the expected timeframe; revenues following the acquisition of Horizon Plastics may be lower than expected; customer and employee relationships and business operations may be disrupted by the acquisition of Horizon Plastics; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees and other customer charges; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; and other risks identified from time to time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2017 Annual Report on Form 10-K.

Company Contact: John Zimmer Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com

(See Accompanying Tables)

Exhibit 99.1

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, expect per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30,
	2018	2017	2018	2017
Net sales:
Products	$65,225	$36,794	$124,937	$73,130
Tooling	3,376	10,574	6,710	10,984
Total net sales	68,601	47,368	131,647	84,114

Total cost of sales	60,704	40,027	115,864	70,296

Gross margin	7,897	7,341	15,783	13,818

Total selling, general and administrative expense	6,479	4,168	13,239	8,093

Operating Income	1,418	3,173	2,544	5,725

Other income and expense
Interest expense	624	65	1,073	129
Net periodic post-retirement benefit cost	(12)	(12)	(24)	(24)
Total other income and expense	612	53	1,049	105

Income before income taxes	806	3,120	1,495	5,620

Income tax expense	361	958	532	1,772

Net income	$445	$2,162	$963	$3,848

Net income per common share:
Basic	$0.06	$0.28	$0.12	$0.50
Diluted	$0.06	$0.28	$0.12	$0.50
Weighted average shares outstanding:
Basic	7,743	7,687	7,727	7,669
Diluted	7,800	7,752	7,800	7,730

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands)

	As of 6/30/2018 (Unaudited)	As of 12/31/2017
Assets:
Cash	$—	$26,780
Accounts Receivable, net	38,601	19,846
Inventories, net	19,683	13,459
Other Current Assets	8,382	4,870
Property, Plant and Equipment, net	81,609	68,631
Goodwill	22,957	2,403
Intangibles, net	17,148	513
Other Long-term Assets	2,125	2,076
Total Assets	$190,505	$138,578

Liabilities and Stockholders' Equity
Revolving Line of Credit	$784	$—
Current Portion of Long-term Debt	3,230	3,000
Accounts Payable	24,883	13,850
Compensation and Related Benefits	5,075	3,524
Accrued Liabilities and Other	5,210	4,212
Long-Term Debt	39,401	3,750
Deferred Tax Liability	395	395
Post Retirement Benefits Liability	7,912	7,954
Stockholders' Equity	103,615	101,893
Total Liabilities and Stockholders' Equity	$190,505	$138,578